Rule 424(b)(3)
                                            File Nos. 333-82583 and 333-82583-01

                                                                  Rule 424(b)(3)
                                            File Nos. 333-55536 and 333-55536-01


PRICING SUPPLEMENT NO. 32 DATED October 18, 2001
(To Prospectus Dated March 13, 2001, as Supplemented March 15, 2001)

                                                    COUNTRYWIDE HOME LOANS, INC.
                                                     Medium-Term Notes, Series J
                                      due Nine Months or More from Date of Issue
                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                             COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                                          Floating Rate Notes


Trade Date:                October 18, 2001                   Book Entry:    |x|
Issue Price:               100%                               Certificated:  |_|
     Original Issue Date: October 23, 2001 Principal Amount: $35,000,000.00 Stated Maturity Date: October 23, 2006 Net Proceeds: $34,951,000.00
                                             Specified Currency:   U. S. Dollars

     Base Rate(s): |_| CD Rate |_| Eleventh District |_| Prime Rate
                                   Cost of Funds Rate
     |_| Commercial Paper Rate |_| Federal Funds Rate |_| Treasury Rate
     |_| CMT Rate |x| LIBOR |_| Other
                                                           Telerate Page 3750


Exchange Rate Agent:       N/A

     Minimum Denomination: $1,000 Maximum Interest Rate: N/A
     Initial Interest Rate: 3.06625% Minimum Interest Rate: N/A
     Interest  Determination  Dates:  Two London  Business Days Interest  Factor
Convention: N/A
                               prior to each Interest
                               Payment Date
                                             Index Maturity:            3 months
     Interest Reset Dates: Same as Interest Payment Dates Spread (plus or minus): plus 70 basis points
     Interest Payment Dates:  Quarterly,  on the 23rd of each Spread Multiplier:
N/A
                           January, April, July and
                           October , commencing on January
                           23, 2002
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

Agent:  J.P. Morgan Securities Inc., as principal
Calculation Agent:  The Bank of New York

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Additional/Other Terms:             N/A


     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide
     Home Loans and will rank equally with Countrywide Home Loan's other unsecured and unsubordinated indebtedness. As of August 31, 2001,
     Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans had $10,153,052 aggregate principal amount of secured indebtedness outstanding, all of which was short-term indebtedness. As of that date, Countrywide Home
     Loans had $14,884,831,881 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.